UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 7, 2015

RADIOSHACK CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-5571	75-1047710
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 RadioShack Circle, Mail Stop CF3-203, Fort Worth, Texas 76102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (817) 415-3011

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01. Entry into a Material Definitive Agreement

As previously disclosed, on February 5, 2015, RadioShack Corporation (the “Company”) and its direct and indirect domestic subsidiaries (together with the Company, the “Debtors”) filed voluntary petitions for relief (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). The Debtors are continuing in possession of their properties and are managing their businesses, as debtors in possession, in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court. The Chapter 11 Cases are being jointly administered by the Bankruptcy Court under In re RADIOSHACK CORPORATION, et al. (Case No. 15-10197).

On March 23, 2015, the Company and certain of its subsidiaries entered into a Purchase Agreement (the “Mexico Purchase Agreement”) with Office Depot de México, S.A. de C.V. (“Office Depot Mexico”) for the sale (the “Mexico Sale”) of the Company’s Mexican subsidiaries and certain trademarks and domain names used by them in the operation of their businesses. The purchase price for these assets is $36.4 million in cash.

On April 7, 2015, the Mexico Purchase Agreement and Mexico Sale were approved by the Bankruptcy Court and the Mexico Purchase Agreement became enforceable against the Company.

The Mexico Purchase Agreement contains customary representations, warranties and covenants and is subject to customary closing conditions, including receipt of required regulatory approvals. The Mexico Purchase Agreement may be terminate by either party in specified circumstances, including by Office Depot Mexico if the closing of the Mexico Sale does not occur on or prior to the six-month anniversary of the date of the Bankruptcy Court order approving the Mexico Sale.

The foregoing description of the Mexico Purchase Agreement is qualified in its entirety by reference to the full text of the Mexico Purchase Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 2.05. Costs Associated with Exit or Disposal Activities

The disclosures under Item 1.01 of this Current Report on Form 8-K are incorporated herein by reference.

The Company is currently unable in good faith to make a determination of an estimate of the amount or range of amounts expected to be incurred in connection with the Mexico Sale and the Chapter 11 Cases, both with respect to each major type of cost associated therewith and with respect to the total cost, or an estimate of the amount or range of amounts that will result in future cash expenditures for such transactions.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

10.1	Purchase Agreement, dated as of March 23, 2015, among RadioShack Corporation, other sellers party thereto and Office Depot de México, S.A. de C.V.

Cautionary Statement Regarding Forward Looking Statements

This document contains forward-looking statements, as referenced in the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they include words like “anticipate” “believe,” “estimate,” “expect,” “intend,” “project,” “guidance,” “plan,” “outlook” and other words with similar meaning. The Company specifically disclaims any duty to update any of the information set forth in this document, including any forward-looking statements. These statements are based on management’s current expectations and assumptions, and as such involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those anticipated, both in connection with the Chapter 11 Cases and the Company’s business and financial prospects. The Company’s management believes its judgments about these possible future events are reasonable, but actual results may differ materially due to a variety of important factors. Among other items, such factors might include the Company’s ability to (1) complete the Mexico Sale, (2) liquidate or sell assets not sold in the Mexico Sale, (3) obtain Bankruptcy Court approval with respect to motions in the Chapter 11 Cases, and (4) develop and consummate one or more plans of liquidation with respect to the Chapter 11 Cases; the effects of the bankruptcy filing on the Company and the interests of various creditors, equity holders and other constituents; Bankruptcy Court rulings in the Chapter 11 Cases and the outcome of the cases in general; and risks associated with third-party motions in the Chapter 11 Cases, which may interfere with the Company’s ability to develop and consummate one or more plans of liquidation once such plans are developed. Additional information regarding these and other factors is included in the Company’s filings with the SEC, including its most recent Annual Report on Form 10-K for the year ended December 31, 2013 and Quarterly Reports on Form 10-Q.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RadioShack Corporation
(Registrant)

Date: April 13, 2015	/s/ Robert C. Donohoo
Robert C. Donohoo
Vice President, General Counsel and Corporate Secretary

INDEX TO EXHIBITS

Exhibit Number	Description

10.1	Purchase Agreement, dated as of March 23, 2015, among RadioShack Corporation, other sellers party thereto and Office Depot de México, S.A. de C.V.